EXHIBIT 10.1

PURCHASE AGREEMENT

dated as of

August 22, 2008

among

SALTON, INC.,

AND

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

TABLE OF CONTENTS

i

Schedule 2.01(a)	Series E Preferred Stock to be Purchased on the First Closing Date
Schedule 2.01(b)	Series E Preferred Stock to be Purchased on the Additional Investment Closing Dates
Schedule 2.02(b)	Account Information
EXHIBIT A	Registration Rights Agreement Amendment
EXHIBIT B	Certificate of Designations
EXHIBIT C	Bring Down Certificate

ii

PURCHASE AGREEMENT

PURCHASE AGREEMENT (this “Agreement”) dated as of August 22, 2008 among Salton, Inc., a Delaware corporation (the “Issuer”) and Harbinger Capital Partners Master Fund I, Ltd., a company organized under the laws of the Cayman Islands (the “Purchaser”).

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01    Definitions. (a) The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, provided, that no securityholder of the Issuer shall be deemed an Affiliate of any other securityholder solely by reason of any investment in the Issuer. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, the Issuer shall not be deemed to be an Affiliate of the Purchaser.

“Aggregate Maximum Commitment” means $50,000,000.

“Board of Directors” means the Board of Directors of the Issuer.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Certificate of Designations” means the Certificate of Designations of shares of Series E Preferred Stock attached hereto as Exhibit B.

“Commitment Expiration Time” means the earlier to occur of (i) 5:00 p.m., New York time, on the third anniversary of the date hereof, (ii) the time the Purchaser, Harbinger Capital Partners Special Situations Fund, L.P. (“HCPSF”) and their Affiliates shall collectively cease to own a majority of the issued and outstanding shares of Common Stock, (iii) the time this Agreement is terminated pursuant to Section 6.01, or (iv) the time the Purchaser purchases shares of Series E Preferred Stock for an aggregate Purchase Price equal to the Aggregate Maximum Commitment.

“Common Stock” means the common stock, par value $0.01 per share of the Issuer.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation or action by any Person pursuant to any Contract, Law, Order or Permit.

“Contract” means any written or oral agreement, binding arrangement or understanding, authorization, commitment, contract, indenture, instrument, lease, license, obligation or undertaking of any kind or character, or other document to which any Person is a party that is binding on any Person or its capital stock, assets or business.

“Credit Agreements” mean the Sponsor Term Loan Agreement and the US ABL Credit Agreement.

“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order or Permit.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles and practices set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of the report. When the term GAAP is used in this Agreement and in respect of the Issuer Financial Statements other than annual audited Issuer Financial Statements, such Issuer Financial Statements shall be subject to year-end adjustments, shall not be required to include footnotes, shall not include changes in stockholders’ equity and shall not include certain other information required by GAAP. However, all adjustments to such Issuer Financial Statements (consisting of normal recurring accruals) that, in the opinion of management of the Issuer and the Subsidiaries, are necessary for a fair presentation of the financial statements have been included. All such Issuer Financial Statements shall be consistent with historical practices of the Issuer and the Subsidiaries, as applicable, and shall present fairly the financial position of the Issuer and the Subsidiaries, as applicable, subject to and in accordance with the foregoing.

“Governmental Authority” means the United States of America, any state, commonwealth, territory or possession thereof, any foreign state or government or any supranational organization, and any political subdivision or quasi-governmental authority of any of the same, including but not limited to courts, arbitral body, tribunals, governmental departments, commissions, boards, bureaus, agencies, counties, municipalities, provinces, and similar instrumentalities.

“Independent Directors” means any directors of the Issuer who are not employed by the Issuer and who are not Affiliates or employees of any of the Purchaser, HCPSF, or any of their respective Affiliates.

“Knowledge” means (i) with respect to the Issuer, on any matter in question, the knowledge of Terry L. Polistina, Lisa R. Carstarphen or Ivan R. Habibe after reasonable inquiry, (ii) with respect to the Purchaser, on any matter in question, the knowledge of David M. Maura or John McCullough after reasonable inquiry.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Governmental Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, determined or determinable.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, pledge, charge, security interest, assignment, option, right of first refusal, easement, restrictive covenant, encroachment or encumbrance or other adverse claim of any kind in respect of such property or asset.

“Litigation” means any action, arbitration, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), involuntary third party, compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a party, its business, its records, its policies, its practices, its compliance with Law, its actions, its assets (including Contracts related to it), or the transactions contemplated by this Agreement.

“Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of the Issuer and the Subsidiaries, taken as a whole.

“Order” means any administrative decision or award, decree, injunction, judgment, order, ruling, or writ of any or Governmental Authority.

“Permit” means any federal, state, local, and foreign governmental approval, authorization, certificate, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, assets, or business.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust or other entity or organization, including a Governmental Authority.

“Registration Rights Agreement Amendment” means Amendment No. 1 to the Registration Rights Agreement dated as of December 28, 2007 by and among the Issuer, the Purchaser and HCPSF, attached hereto as Exhibit A.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Series D Certificate of Designations” means that certain Certificate of the Powers, Designations, Preferences and Rights of the Series D Preferred Stock of the Issuer dated as of October 1, 2007.

“Sponsor Term Loan Agreement” means the Term Loan Agreement dated as of December 28, 2007 among the lenders parties thereto, the Purchaser as administrative agent and collateral agent and the Issuer, Applica Inc., Applica Consumer Products, Inc., Applica Americas, Inc., APN Holding Company, Inc., HP Delaware, Inc., HPG LLC, Applica Mexico Holdings, Inc., Sonex International Corporation, Home Creations Direct Limited., Salton Holdings Inc., Icebox LLC, Toastmaster Inc., Family Products Inc., One:One Coffee LLC and Salton Toastmaster Logistics LLC as borrowers and Applica Asian Limited and Applica Canada Corporation as guarantors, as amended, amended and restated, modified, supplemented, renewed, refunded, replaced, or refinanced in whole or in part and whether by the same or any other agent, lender, or group of lenders, from time to time.

“Subsidiary” means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions are at the time directly or indirectly owned by the Issuer. Unless otherwise qualified, or the context otherwise requires, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Issuer.

“US ABL Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of February 28, 2008 by and among the Issuer, its subsidiaries parties thereto, the lenders parties thereto, and Bank of America, N.A., as agent for the lenders parties thereto, as amended, amended and restated, modified, supplemented, renewed, refunded, replaced, or refinanced in whole or in part and whether by the same or any other agent, lender, or group of lenders, from time to time.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Additional Investment Closing	2.01(b)
Additional Investment Closing Date	2.01(b)
Additional Investment Notice	2.01(b)(ii)
Agreement	Preamble
Closing	2.02
Closing Date	Appendix
e-mail	7.01
First Closing	2.02
First Closing Date	2.02
HCPSF	1.01
Initial Investment	2.01
Issuer	Preamble
Issuer Financial Statements	3.08(b)
Issuer SEC Reports	3.08
Purchase Price	2.01(c)
Purchaser	Preamble

Section 1.02    Other Definitional and Interpretative Provisions. References to any Contract are to that Contract as amended, restated, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Whenever the term “include” or “including” is used in this Agreement, it shall be deemed to be followed by the phrase “but not limited to” or “without limitation” or words of similar import and such term shall be interpreted as not limiting the matter described by the examples given.

ARTICLE 2

PURCHASE AND SALE

Section 2.01    Purchase and Sale. (a) Initial Investment. Subject to the terms and conditions of this Agreement, the Issuer agrees to issue and sell to the Purchaser and the Purchaser agrees to purchase from the Issuer, at the First Closing, the number of shares of Series E Preferred Stock set forth opposite the Purchaser’s name on Schedule 2.01(a) hereto (the “Initial Investment”).

(b)       Additional Investment. (i) Subject to the terms and conditions of this Agreement, the Issuer agrees to issue and sell to the Purchaser and the Purchaser agrees to purchase from the Issuer, from time to time and subject to the satisfaction or waiver as of such Closing Date of the conditions set forth in Section 5.01, at one or more Closings (each an “Additional Investment Closing”; the date of an Additional Investment

Closing, an “Additional Investment Closing Date”) following the First Closing, the number of Series E Preferred Stock set forth opposite such Purchaser’s name on Schedule 2.01(b) hereto (as adjusted for any stock splits, reverse-stock splits, combinations, stock dividends, recapitalizations or other similar events of the Series E Preferred Stock); provided, that the obligation of the Issuer to sell, and the obligation of the Purchaser to purchase shares of Series E Preferred Stock pursuant to this Agreement shall expire at the Commitment Expiration Time (other than with respect to issuances and sales contemplated by Additional Investment Notices issued prior to the Commitment Expiration Time (but subject to satisfaction or waiver of the conditions set forth in Section 5.01)).

(ii)       Subject to the satisfaction or waiver as of such Additional Investment Closing Date of the conditions set forth in Section 5.01, the Purchaser shall, on the Additional Investment Closing Date set forth in the Additional Investment Notice, purchase the shares of Series E Preferred Stock from the Issuer under this Section 2.01(b) following the receipt of a written notice (an “Additional Investment Notice”) from the Issuer. The Issuer shall be permitted to revoke an Additional Investment Notice at any time prior to the applicable Additional Investment Closing. The Additional Investment Notice shall set forth the Additional Investment Closing Date and the number of shares of Series E Preferred Stock to be purchased by the Purchaser at such Additional Investment Closing Date; provided, however, that in no event shall the Purchaser’s obligation to purchase shares of Series E Preferred Stock pursuant to this Agreement at all Closings hereunder exceed, in the aggregate, the Aggregate Maximum Commitment. The Issuer shall deliver the Additional Investment Notice to the Purchaser at least two (2) full Business Days prior to each such Additional Investment Closing Date. No later than one (1) calendar day before any Additional Investment Closing Date, the Issuer may notify the Purchaser in writing of a reduction in the aggregate amount of funds required by the Issuer on such Additional Investment Closing Date, in which case the number of shares of Series E Preferred Stock to be purchased by the Purchaser at such Additional Investment Closing Date and the aggregate purchase price therefor shall be reduced accordingly; provided, however, that in no event shall the aggregate number of shares of Series E Preferred Stock to be purchased by the Purchaser in each such Additional Investment Closing Date be less than 5,000.

(c)       The purchase price (the “Purchase Price”) of the shares of Series E Preferred Stock purchased by the Purchaser pursuant to the terms hereof is $1,000 per share of Series E Preferred Stock., (as adjusted for any stock splits, reverse-stock splits, combinations, stock dividends, recapitalizations or other similar events of the Series E Preferred Stock). The Purchase Price shall be paid as set forth in Section 2.02(b).

Section 2.02    The Closing. (a) The first closing (“First Closing”) shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019, at 10:00 a.m. New York City time on the First Closing Date and each purchase and sale of shares of Series E Preferred Stock pursuant to Section 2.01(b) after the First Closing shall also take place at a closing (each of the First Closing and each Additional Investment Closing shall be herein referred to as a “Closing”) at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP. Each Closing shall occur on the date set forth in the applicable Additional Investment Notice, subject to the satisfaction or waiver (by the party entitled to exercise such waiver) of the conditions set forth in Article 5, or at such later time or other place as the Issuer and the Purchaser may agree. The date and time of each Closing are each referred to herein as the “Closing Date”, and August 22, 2008 is referred to herein as the “First Closing Date”.

(b)       At each Closing, the Purchaser shall deliver to the Issuer an amount in immediately available funds equal to the aggregate Purchase Price of the shares of Series E Preferred Stock to be purchased by the Purchaser at such Closing pursuant to Article 2 by wire transfer to the account set forth in Schedule 2.02(b), as such schedule may be amended by the Issuer from time to time upon written notice to the Purchaser.

(c)       At each Closing, the Issuer shall deliver to the Purchaser, against payment of the Purchase Price therefor, a certificate registered in the name of the Purchaser, evidencing the shares of Series E Preferred Stock to be purchased by the Purchaser at such Closing pursuant to Article 2.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE ISSUER

The Issuer represents and warrants to the Purchaser as of the date hereof and as of each Closing Date that:

Section 3.01    Corporation Existence and Power. The Issuer and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has all powers and all material Permits and Consents required to enable it to own, lease or otherwise hold its assets and properties and to conduct its business as currently conducted, and (c) is duly qualified as a foreign corporation, licensed and in good standing under the Laws of each jurisdiction in which its ownership, lease or operation of property or the conduct of its business requires such qualification, except in the case of (c) above, for failures that would not individually or in the aggregate, have a Material Adverse Effect.

Section 3.02    Authority; Execution and Delivery; Enforceability. The Issuer has the power and authority to execute this Agreement and the Registration Rights Agreement Amendment, to fully perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Registration Rights Agreement Amendment by the Issuer and the consummation by the Issuer of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Issuer (acting upon the unanimous written consent of Independent Finance Committee designated by the Board of Directors), and no other action on the part of the Issuer is necessary to authorize this Agreement, the Registration Rights Agreement Amendment or the consummation of the transactions contemplated hereby and thereby. The Issuer has duly executed and delivered this Agreement and the Registration Rights Agreement Amendment and, assuming their due execution and delivery by the Purchaser, each constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at Law.

Section 3.03    Governmental and Court Authorization. The execution, delivery and performance of this Agreement and the Registration Rights Agreement Amendment by the Issuer and the consummation by the Issuer of the transactions contemplated hereby and thereby require no action by or in respect of, or (other than as may be required to be filed with the SEC) filing with, any Governmental Authority that has not been made or obtained or will not have been obtained or made prior to each Closing Date and, in each case, will be in full force and effect as of such Closing Date.

Section 3.04    Non-Contravention. The execution, delivery and performance of this Agreement and the Registration Rights Agreement Amendment by the Issuer and the consummation by the Issuer of the transactions contemplated hereby and thereby do not and will not (a) violate, conflict with or result in any breach, Default or contravention of the Credit Agreements or the Issuer’s certificate of incorporation and by-laws, (b) violate conflict with or result in any Default of any Law or Order binding upon or applicable to the Issuer or any Subsidiary, (c) require any Consent or other action by any Person under, or constitute a Default under, is entitled under, any material Contract binding upon the Issuer or any Subsidiary or any Permit held by the Issuer or any Subsidiary, or (d) result in the creation or imposition of any Lien on any material asset of the Issuer or any Subsidiary or the shares of Series E Preferred Stock to be purchased by the Purchaser. The Issuer is not in violation or Default of any term of the Credit Agreements.

Section 3.05    Due Authorization and Validity of Series E Preferred Stock. The shares of Series E Preferred Stock to be purchased by the Purchaser hereunder have been duly reserved for issuance by the Issuer and, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid, and non-assessable and free of all preemptive rights, Liens, voting or transfer restrictions and encumbrances, except as specifically set forth in the Certificate of Designations or as may be provided under federal or state securities Laws.

Section 3.06    Changes. Since March 31, 2008 there has not been any adverse change in the assets, Liabilities, business, financial condition or results of operations of the Issuer and its Subsidiaries, taken as a whole, other than changes which, either individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 3.07    Litigation. There is no pending or, to the Knowledge of the Issuer, threatened Litigation against or affecting the Issuer or any Subsidiary that (a) questions the validity of this Agreement or the Registration Rights Agreement Amendment or the right of the Issuer to enter into this

Agreement or the Registration Rights Agreement Amendment, or to consummate the transactions contemplated hereby and thereby, or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or the Registration Rights Agreement Amendment, or (b) prevents the Issuer from performing its obligations hereunder or thereunder in any material respect.

Section 3.08    Issuer SEC Reports; Financial Statements. (a) The Issuer has timely filed with the SEC all registration statements, prospectuses, reports, schedules, forms, proxy statements, certifications and other documents (including exhibits and all other information incorporated by reference therein) required to be filed by the Issuer since January 1, 2008 (the “Issuer SEC Reports”). The Issuer SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequent Company SEC Report filed with the SEC prior to the date of this Agreement. No Subsidiary is subject to the periodic reporting requirements of the Exchange Act by Law or Contract.

(b)       Each of the consolidated financial statements of the Issuer (including, in each case, any notes thereto) contained in the Issuer SEC Reports (the “Issuer Financial Statements”) was prepared in accordance with GAAP (except as may be indicated in the notes thereto) and presented fairly in all material respects the consolidated financial position and consolidated results of operations of the Issuer and its Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of unaudited statements, to normal year end audit adjustments in amounts that are immaterial in nature and amounts consistent with past experience.

Section 3.09    State Takeover Laws. No “takeover” or “interested stockholder” Law is applicable to this Agreement, the Registration Rights Agreement Amendment or the transactions contemplated hereby and thereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Issuer as of the date hereof that:

Section 4.01    Purchaser Representations. The Purchaser acknowledges that the shares of Series E Preferred Stock to be issued pursuant to this Agreement initially will not be registered under the Securities Act in reliance on the exemptions from the registration requirements of Section 5 of the Securities Act set forth in Section 4(2) thereof and Regulation D promulgated thereunder. The Purchaser is an “accredited investor” as such term is defined under the Securities Act, or, alternatively, has such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment in the Issuer and the Series E Preferred Stock. The shares of Series E Preferred Stock to be issued to the Purchaser pursuant to this Agreement are being purchased for investment for the account of the Purchaser and without the intent of participating directly or indirectly in a distribution of such shares in violation of the Securities Act or other applicable securities Laws.

Section 4.02    Existence and Power. The Purchaser is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.

Section 4.03    Authority; Execution and Delivery, Enforceability. The Purchaser has full power and authority and full legal capacity to execute this Agreement and the Registration Rights Agreement Amendment, to fully perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Registration Rights Agreement Amendment by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Purchaser, and no other action on the part of the Purchaser is necessary to authorize this Agreement, the Registration Rights Agreement Amendment or the consummation of the transactions contemplated hereby and thereby. The Purchaser has duly executed and delivered this Agreement and the Registration Rights Agreement Amendment and, assuming their due execution and delivery by the Issuer, each constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at Law.

Section 4.04    Governmental and Court Authorization. The execution, delivery and performance by the Purchaser of this Agreement or the Registration Rights Agreement Amendment and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with any Governmental Authority.

Section 4.05    Non-Contravention. The execution, delivery, and performance by the Purchaser of this Agreement and the Registration Rights Agreement Amendment do not and will not (a) violate the constituent documents, if any, of the Purchaser as currently in effect, (b) violate, conflict with or result in any Default or contravention of any Law or Order binding upon or applicable to the Purchaser, or (c) require any consent or other action by any Person under, or constitute a Default under, any material Contract or other instrument binding upon the Purchaser.

Section 4.06    Litigation. There is no Litigation pending or, to the Knowledge of the Purchaser, threatened against or affecting the Purchaser that (a) questions the validity of this Agreement or the Registration Rights Agreement Amendment or the right of the Purchaser to enter into this Agreement or the Registration Rights Agreement Amendment, or to consummate the transactions contemplated hereby and thereby, or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or the Registration Rights Agreement Amendment, or (b) prevents the Purchaser from performing its obligations hereunder or thereunder in any material respect.

ARTICLE 5

CONDITIONS PRECEDENT TO CLOSING

Section 5.01    Conditions to the Purchaser’s Obligations. The obligation of the Purchaser to purchase the shares of Series E Preferred Stock pursuant to Article 2 hereof at each Closing is subject to the satisfaction or waiver, at or prior to the applicable Closing Date, of the following conditions:

(a)       The representations and warranties of the Issuer contained in (i) Article 3 shall be true and correct at and on such Closing Date as if made on and as of such Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct on such earlier date) unless the failure of such representations and warranties to be true and correct, individually or in the aggregate, does not have a Material Adverse Effect and (ii) Sections 3.01(a) (Corporation Existence and Power), 3.02 (Authority), 3.04(c) and (d) (Non-Contravention) and 3.05 (Due Authorization and Validity of Series E Preferred Stock) shall be true and correct at and on such Closing Date as if made on and as of such Closing Date;

(b)       The Issuer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with or by it at or prior to such Closing Date;

(c)       Purchaser’s purchase of and payment for the shares of Series E Preferred Stock or consummation of the other transactions contemplated hereby shall not be prohibited by or violate any applicable Law, Order, injunction or judgment of any court or Governmental Authority having competent jurisdiction with respect to the Issuer or the Purchaser.

(d)       From and including March 31, 2008, there shall not have occurred a Material Adverse Effect nor shall there have been any event, occurrence or condition that would , individually or in the aggregate, be reasonably likely to have a Material Adverse Effect;

(e)       The Purchaser shall have received a certificate, in the form of Exhibit C attached hereto, dated such Closing Date signed by an executive officer of the Issuer to the effect set forth in subsections (a), (b) and (d) of this Section 5.01;

(f)        The aggregate cash purchase price paid by the Purchaser for shares of Series E Preferred Stock at the First Closing, together with any subsequent purchase of shares of Series E Preferred Stock at any Closing subsequent to the First Closing, shall not exceed the Aggregate Maximum Commitment;

(g)       The Purchaser shall have received a certificate from the Issuer, in the form of Exhibit C attached hereto, dated as of such Closing Date and signed by an executive officer of the Issuer, certifying that there being no “Default” or “Event of Default” (as defined in each of the Credit Agreements) in existence under the Credit Agreements at the time of, or after giving effect to the making of, the transactions contemplated in connection with such Closing; and

(h)       With respect to the First Closing only, the Issuer shall have duly executed and delivered the Registration Rights Agreement Amendment to the Purchaser, and, with respect to each Closing, such Registration Rights Agreement Amendment shall be in full force and effect except as otherwise terminated in accordance with its terms.

(i)        Issuer shall have delivered and not withdrawn the applicable Additional Investment Notice pursuant to Section 2.01(b)(ii).

Section 5.02    Conditions to the Issuer’s Obligations. The obligations of the Issuer to issue and sell the shares of Series E Preferred Stock to the Purchaser at each Closing pursuant to this Agreement are subject to the satisfaction or waiver, at or prior to such Closing Date, of the following conditions:

(a)       The representations and warranties of the Purchaser contained in Article 4 shall be true and correct in all material respects, in each case (except for representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct on such earlier date) at and on such Closing Date as if made on and as of such Closing Date;

(b)       The Purchaser shall have performed and complied in all material respects with all agreements required by this Agreement to be performed or complied with by it at or prior to such Closing Date, including delivery of the applicable Purchase Price; and

(c)       The issue and sale of shares of Series E Preferred Stock by the Issuer shall not be prohibited by any applicable Law or Order; and

(d)       Issuer shall have delivered and not withdrawn the applicable Additional Investment Notice pursuant to Section 2.01(b)(ii).

ARTICLE 6

TERMINATION

Section 6.01    Grounds for Termination. This Agreement may be terminated at any time prior to any Closing:

(a)       By a mutual written consent of the Purchaser and the Issuer;

(b)       At the election of the Issuer by written notice to the Purchaser at any time; or

(c)       At the election of the Purchaser, if a “Default” or an “Event of Default” (as defined in each of the Credit Agreements) is outstanding under the Credit Agreements, for more than thirty (30) calendar days following notice to the Issuer of such “Default” or “Event of Default”.

The party desiring to terminate this Agreement shall give notice of such termination to the other party. If this Agreement terminates pursuant to this Section 6.01, it shall become null and void and have no further force or affect, except as provided in Section 6.02.

Section 6.02    Effect of Termination. If this Agreement is terminated as permitted by Section 6.01, such termination shall be without liability of any party (or any stockholder, member, partner, director, officer, employee, partner, agent, consultant or representative of such party) to any other party to this Agreement, other than any such liability (including with respect to representations and warranties) that may have arisen in connection with any Closing that has been consummated prior to such termination; provided, that if such termination shall result from the willful failure of any party to fulfill a condition to the performance of the obligations of any other party, failure to perform a covenant of this Agreement or breach by any party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any actual damages incurred or suffered by any other party as a result of such failure or breach; provided, further, that none of the parties hereto shall have any liability for speculative, indirect, unforeseeable or consequential damages or lost profits resulting from any legal action relating to any termination of this Agreement.

ARTICLE 7

MISCELLANEOUS

Section 7.01    Notices. All notices, requests and other communications to any party shall be in writing and shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by facsimile or electronic (“e-mail”) transmission (so long as a receipt of such e-mail is requested and received, with a copy mailed or faxed as provided herein), if to the Issuer to:

Salton, Inc.

3633 S. Flamingo Road

Miramx, FL 33027

Attention: General Counsel

Telephone: (954) 883-1000

Facsimile: (954) 883-1714

e-mail: Lisa.Carstarphen@applicamail.com

with a copy to:

Akin, Gump, Strauss, Hauer & Feld LLP

One Bryant Park,

New York, NY 10036-6715

Attention: Kerry E. Berchem

Telephone: (212) 872-1095

Facsimile: (212) 872-1002

e-mail: kberchem@akingump.com

if to the Purchaser, to:

c/o Harbinger Capital Partners Master Fund I, Ltd.

555 Madison Avenue, 16th Floor

New York, New York 10022

Attention: David M. Maura

Telephone: (212) 508-3703

Facsimile: (212) 508-3721

e-mail: dmaura@harbingercap.net

with a copy to

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: Jeffrey D. Marell

Telephone: (212) 373-3000

Fax: (212) 757-3990

email: jmarell@paulweiss.com

All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. Any notice, request or other written communication sent by facsimile or e-mail transmission shall be confirmed by certified or registered mail, return receipt requested, posted within one Business Day, or by personal delivery, whether courier or otherwise, made within two Business Days after the date of such facsimile or email transmissions.

Section 7.02    Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

Section 7.03    No Waivers; Amendments. (a) No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

(b)       Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective.

Section 7.04    Expenses. All reasonable out-of-pocket costs and expenses (including, the legal fees, expenses and disbursements of the Purchaser’s legal counsel Paul, Weiss) incurred by the Purchaser and its Affiliates in connection with the preparation and negotiation of this Agreement and the Registration Rights Agreement Amendment, and the consummation of the transactions contemplated to occur at each Closing, shall be paid by the Issuer. The Issuer shall pay its own costs and expenses incurred in connection with this Agreement.

Section 7.05    Successors, Assigns, Transferees; Third-Party Beneficiaries. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns. Notwithstanding the foregoing, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assigned by the Issuer or the Purchaser without the consent of the other party hereto; provided, that a Purchaser may assign any of its rights under this Agreement to any of its Affiliates. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 7.06    Counterparts. This Agreement may be executed in any number of counterparts each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 7.07    Entire Agreement. This Agreement and the Registration Rights Agreement Amendment constitute the entire agreement and understanding of the parties hereto and thereto in respect of the subject matter contained herein and therein, and there are no restrictions, promises, representations, warranties, covenants, or undertakings with respect to the subject matter hereof or thereof, other than those expressly set forth or referred to herein or therein. This Agreement, the Registration Rights Agreement Amendment and the other agreements referred to herein and therein supersede all prior agreements and understandings between the parties hereto and thereto with respect to the subject matter hereof and thereof.

Section 7.08    Governing Law. This Agreement shall be construed in accordance with and governed by the Laws of the State of New York, without regard to the conflicts of Law rules of such state.

Section 7.09    Jurisdiction; Waiver of Jury Trial. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any other New York State court sitting in New York County, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.01 shall be deemed effective service of process on such party. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.10    Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the transactions contemplated hereby, will cause irreparable injury to the other party for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

Section 7.11    Effectiveness. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

Section 7.12    Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 7.13    Survival. The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive until the expiration of the applicable statute of limitation. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive until the twelve (12) month anniversary of the Closing Date in which such representations and warranties were made, as applicable.

Section 7.14    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 7.15    Independent Directors’ Authority; Remedies. The Independent Directors shall have the authority to institute any action on behalf of the Issuer to enforce the performance of this Agreement in accordance with its terms.

Section 7.16    Purchaser’s Approval. The Purchaser and HCPSF, in their capacity as holders of all of the outstanding shares of Series D Preferred Stock, par value $0.01 per share of the Issuer, in connection with the transactions contemplated by this Agreement and in accordance with Section 3(b) of the Series D Certificate of Designations, hereby consents to the authorization and issuance of the shares of Series E Preferred Stock contemplated by this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be duly executed as of the date first above written.

SALTON, INC.
By:	/s/ Lisa R. Carstarphen
Name: Lisa R. Carstarphen Title: Corporate Secretary

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.
By:	Harbinger Capital Partners Offshore Manager, L.L.C., its investment manager
By:	/s/ William R. Lucas, Jr.
Name: William R. Lucas, Jr. Title: Executive Vice President

Purchase Agreement – Signature Page

Solely for purposes of Section 7.16:

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.
By:	Harbinger Capital Partners Special Situations GP, LLC, its general partner
By:	HMC – New York, Inc., its managing member
By:	/s/ William R. Lucas, Jr.
Name: William R. Lucas, Jr. Title: Executive Vice President

Purchase Agreement – Signature Page